PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Corporate Communications (831) 458-7537

Plantronics Announces Revenue & Earnings Expectations
For Fourth Quarter Fiscal Year 2015

SANTA CRUZ, CA - March 30, 2015 - Plantronics, Inc. (NYSE: PLT) today announced that it expects fourth quarter fiscal year 2015 net revenue to be approximately $200 million for the quarter and earnings to be below the previously provided range.

“The fundamentals of the Company and our competitive position remain strong,” stated Ken Kannappan, President & CEO. “We will discuss the factors related to the net revenue and earnings shortfall in our financial results announcement on April 27th.”

The above information is preliminary and subject to completion of quarter-end financial reporting processes and review.

Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s fourth quarter fiscal year 2015 net revenues and earnings will be below the low end of previously announced guidance.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 16, 2014 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

About Plantronics
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

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